Exhibit 99.1

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS

•	Fourth quarter revenue of $36.4 million grew 79% year-over-year

•	Fourth quarter non-GAAP operating income of $11.6 million grew 82% year-over-year and represented a 32% margin

•	Non-GAAP diluted EPS of $0.22 grew 69% year-over-year

BRIDGEWATER, N.J. – February 4, 2008 – Synchronoss Technologies, Inc. (Nasdaq: SNCR), the premier provider of on-demand transaction management software to Tier One communication service providers, today announced its financial results for the fourth quarter and year ended December 31, 2007.

Stephen G. Waldis, President and Chief Executive Officer of Synchronoss, stated, “Our financial results for the fourth quarter and full year 2007 were very strong and above the high end of our expectations. More importantly, we validated the success and scalability of our business model while our franchise and brand became known on a world-wide basis.” Waldis added, “From a long-term perspective, we believe Synchronoss is well positioned to benefit from multiple growth opportunities, including e-commerce, wireless, VOIP and most importantly, the trend towards converged services. We are optimistic about our ability to take advantage of these opportunities based on Synchronoss’ unique ConvergenceNow® platform, relationships with industry leaders in each segment of the communication service provider marketplace, and our demonstrated ability to deliver business value at extreme scalability levels for our customers.”

For the fourth quarter of 2007, Synchronoss reported net revenue of $36.4 million, representing an increase of 79% on a year-over-year basis and 6% on a sequential basis. Gross profit for the fourth quarter of 2007 was $20.9 million, including the impact of fair value stock compensation expense, representing a related gross margin of 57%. Synchronoss reported income from operations, in accordance with generally accepted accounting principles (“GAAP”), of $10.5 million, including $1.1 million of fair value stock-based compensation expense. Based on an effective tax rate of 42.7% in the fourth quarter of 2007, GAAP net income was $6.6 million, leading to GAAP diluted earnings per share of $0.20.

Non-GAAP gross profit for the fourth quarter of 2007 was $21.1 million, an increase of 77% on a year-over-year basis. The related non-GAAP gross margin for the fourth quarter of 2007 was 58%, an increase from the 55% level in the third quarter of 2007. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $11.6 million in the fourth quarter of 2007, representing growth of 82% on a year-over-year basis and a non-GAAP operating margin of 32%. Non-GAAP net income in the fourth quarter was $7.2 million, leading to non-GAAP diluted earnings per share of $0.22.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Synchronoss had cash, cash equivalents, and marketable securities of $95.9 million at December 31, 2007, an increase of approximately $8.1 million compared to the end of the previous quarter. Lawrence R. Irving, Chief Financial Officer and Treasurer, stated, “During the fourth quarter, our better-than-expected profitability was driven by strong revenue growth combined with automation rates that continue to increase. This increase in automation minimizes the cost of doing business for our customers, while optimizing their customer experience.”

Irving added, “We are in the early stages of what have the potential to become large customer relationships over time. Although it does take time to ramp new customers as well as complete the sales process with new prospects given the strategic nature of the decision, we are more optimistic about the Company’s long-term future than at any point in our history.”

Other Highlights

•	Business related to AT&T was approximately $27.8 million in the fourth quarter, representing growth of 4% on a sequential basis and representing 76% of the total revenue in the fourth quarter, compared to 78% in the previous quarter.

•	Business outside of the AT&T relationship generated approximately $8.6 million in revenue during the fourth quarter. This represented 13% sequential growth and 24% of total revenue, compared to 22% in the previous quarter.

Full Year 2007 Summary Financial Results

Revenues for the full year 2007 were $123.5 million, a 71% increase from $72.4 million in the prior year.

Gross profit, determined in accordance with generally accepted accounting principles (“GAAP”), was $68.2 million, or 55% of revenue, for the full year 2007. GAAP income from operations was $33.8 million and net income was $23.8 million for the full year 2007, leading to GAAP diluted earnings per share of $0.71.

Non-GAAP gross profit for 2007 was $68.8 million, an increase of 86% on a year-over-year basis. The related gross margin for the full year 2007 was 56%, an increase from 51% in 2006. Non-GAAP income from operations, which excludes fair value stock-based compensation expense of $3.0 million, was $36.9 million for the full year 2007 representing growth of 128% on a year-over-year basis and a non-GAAP operating margin of 30%. Based on a 37.1% effective tax rate, non-GAAP net income was $25.7 million for the full year 2007, leading to non-GAAP diluted earnings per share of $0.77.

Conference Call Details

In conjunction with this announcement, Synchronoss will host a conference call on February 4, 2008, at 4:30 p.m. (EST) to discuss the company’s financial results and outlook. To access this call, dial (800) 706-7745 (domestic) or (617) 614-3472 (international). The pass code for the call is 78766649. Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s web site www.synchronoss.com.

A replay of this conference call will be available at (888) 286-8010 (domestic) or (617) 801-6888 (international). The replay pass code is 47242929. An archived web cast of this conference call will also be available on the “Investor Relations” page of the Company’s web site, .

Non-GAAP Financial Measures

Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude fair value stock-based compensation expense for the three and twelve months ended December 31, 2007.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the premier provider of on-demand transaction management software to Tier One communications service providers. Synchronoss enables service providers to drive growth in new and existing markets while delivering an improved customer experience at lower costs. The company’s flagship ActivationNow(R) and ConvergenceNow(R) software platforms automate, synchronize and simplify electronic service creation and management of advanced wireline, wireless and IP services across existing networks. For more information, please visit www.synchronoss.com.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Registration Statement on Form S-1 and the form of the prospectus contained therein, as amended and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

SYNCHRONOSS TECHNOLOGIES, INC.
BALANCE SHEETS
(in thousands, except per share data)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$92,756	$73,905
Marketable securities	1,891	3,780
Accounts receivable, net of allowance for doubtful accounts of $448 and $171 at December 31, 2007 and 2006, respectively	26,710	16,917
Prepaid expenses and other assets	2,949	1,653
Deferred tax assets	247	312

Total current assets	124,553	96,567
Marketable securities	1,210	1,267
Property and equipment, net	10,467	5,262
Deferred tax assets	2,498	1,643
Other assets	290	186

Total assets	$139,018	$104,925

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,681	$728
Accrued expenses	9,495	7,807
Short-term portion of equipment loan payable	—	666
Deferred revenues	373	451

Total current liabilities	11,549	9,652
Other liabilities	678	—
Stockholders’ equity:
Common stock, $0.0001 par value; 100,000 shares authorized, 32,726 and 32,250 shares issued; 32,630 and 32,154 outstanding at December 31, 2007 and 2006, respectively	3	3
Treasury stock, at cost (96 shares at December 31, 2007 and 2006)	(19)	(19)
Additional paid-in capital	98,596	90,844
Accumulated other comprehensive gain (loss)	4	(6)
Retained earnings	28,207	4,451

Total stockholders’ equity	126,791	95,273

Total liabilities and stockholders’ equity	$139,018	$104,925

SYNCHRONOSS TECHNOLOGIES, INC
STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)
Net revenues	$36,411	$20,331	$123,538	$72,406
Costs and expenses:
Cost of services ($0 and $3,714 were purchased from a related party during the twelve months ended December 31, 2007 and 2006, respectively) (1)	15,557	8,552	55,305	35,643
Research and development (1)	3,215	1,967	10,629	7,726
Selling, general and administrative (1)	5,669	2,859	18,531	10,474
Depreciation	1,485	878	5,237	3,267

Total costs and expenses	25,926	14,256	89,702	57,110

Income from operations	10,485	6,075	33,836	15,296
Interest and other income	1,099	912	3,974	2,256
Interest expense	(32)	(20)	(66)	(100)

Income before income tax expense	11,552	6,967	37,744	17,452
Income tax expense	(4,934)	(2,918)	(13,988)	(7,310)

Net income	$6,618	$4,049	$23,756	$10,142

Net income per common share:
Basic	$0.20	$0.13	$0.74	$0.37

Diluted	$0.20	$0.12	$0.71	$0.35

Weighted-average common shares outstanding:
Basic	32,389	32,008	32,215	27,248

Diluted	33,658	32,610	33,375	29,196

(1) Amounts include fair value stock-based compensation as
follows:
Cost of services	$196	$101	$606	$320
Research and development	169	48	298	152
Selling, general and administrative	730	153	2,121	399

Total fair value stock-based compensation expense	$1,095	$302	$3,025	$871

SYNCHRONOSS TECHNOLOGIES, INC
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$10,485	$6,075	$33,836	$15,296
Add: Fair value stock-based compensation	1,095	302	3,025	871

Non-GAAP income from operations	$11,580	$6,377	$36,861	$16,167

GAAP net income attributable to common stockholders	$6,618	$4,049	$23,756	$10,142
Add: Fair value stock-based compensation, net of tax	627	177	1,904	508

Non-GAAP net income	$7,245	$4,226	$25,660	$10,650

Diluted non-GAAP net income per share	$0.22	$0.13	$0.77	$0.36

Shares used in per share calculation	33,658	32,610	33,375	29,196

SYNCHRONOSS TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2007	2006
Operating activities:
Net income	$23,756	$10,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	5,237	3,267
Deferred income taxes	(790)	2,689
Stock-based compensation	3,227	1,075
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(9,793)	(3,825)
Prepaid expenses and other current assets	(1,296)	(464)
Other assets	(104)	888
Accounts payable	3,913	(1,094)
Tax benefit from stock option exercises	(2,960)	—
Accrued expenses	1,688	2,197
Other liabilities	678	—
Due to a related party	—	(577)
Deferred revenues	(78)	(342)

Net cash provided by operating activities	23,478	13,956
Investing activities:
Purchases of fixed assets	(10,442)	(4,322)
Purchases of marketable securities available for sale	(3,645)	(1,537)
Sale of marketable securities available for sale	5,601	3,814

Net cash used in investing activities	(8,486)	(2,045)
Financing activities:
Proceeds from the issuance of common stock-related party	—	1,000
Proceeds from the exercise of stock options	1,565	110
Proceeds from the initial public offering, net of offering costs	—	45,663
Proceeds from the exercise of over-allotment option, net of offering costs	—	7,102
Excess tax benefits from stock-based compensation	2,960	—
Repayments of equipment loan	(666)	(667)

Net cash provided by financing activities	3,859	53,208

Net increase in cash and cash equivalents	18,851	65,119
Cash and cash equivalents at beginning of year	73,905	8,786

Cash and cash equivalents at end of period	$92,756	$73,905

Contacts:
Investor: Tim Dolan 617-956-6727
investor@synchronoss.com
Media: Stacie Hiras 908-547-1260
stacie.hiras@synchronoss.com

SOURCE: Synchronoss Technologies, Inc. The Synchronoss logo, Synchronoss, ActivationNow and ConvergenceNow are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.